Exhibit 10.2

gWallet Publisher Agreement

Contact Information

qWallet. Inc. Sales Contact: Address: City: State: Postal Code: Country:	Ben Jorgensen 525 Market Street, 18th Floor San Francisco CA 94105 USA	Email: Telephone: Fax:	Ben@gwallet.com 415-418-2853 415-418-2860
Publisher Business Contact: Address: City: State: Postal Code: Country:	Apps Genius Adam Kotkin 157 Broad Street Suite 109 Red Bank NJ 07701 United States	Email: Telephone: Fax:	adam@appsgenius.com 7325301267
Billing Contact: Address: City: State: Postal Code: Country:	Adam Kotkin 157 Broad Street Suite 109 Red Bank NJ 07701 United States	Email: Telephone: Fax:	adam@appsgenius.com 7325301267
Technical Contact: Address: City: State: Postal Code: Country:	Adam Kotkin 157 Broad Street Suite 109 Red Bank NJ 07701 United States	Email: Telephone: Fax:	adam@appsgenius.com 7325301267

Terms

Payment Section

Revenue Share of Net Advertising Revenue: As of the Effective Date, the Revenue Share shall be as follows:

Virtual Currency:

For direct payment, 90% to Publisher and 10% to gWallet of the Net Advertising Revenue gWallet derives from Publisher's Application(s).

For all indirect payment (offers/videos/activities), 70% to Publisher and 30% to gWallet of the Net Advertising Revenue gWallet derives from Publisher's Application(s).

"Net Advertising Revenue" means gross revenues billed for Advertisements under this agreement less deductions for fraud, chargebacks, refunds, credit card processing fees, uncollected amounts, agency fees and referral fees.

(Note: gWatlet's online reporting displays net revenue, not gross revenue.)

Product placement and banner ads

Publisher and gWallet will determine the revenue-share on a case by case basis.

Payment Terms

Net 30, paid monthly, as long as there is a balance of $25 or greater.  If less than $25, balance will be carried over to next month.   Any balances due will be paid at termination date.

Effective Date

Effective Date (Date that application/site will go live on the gWallet platform) : ___________________

Application/Site Details

Name of Designated Application(s) or Site(s): _________________________

Specifications

Description of Action: Completion of an activity or offer that was presented by gWallet to Publisher's users according to the posted terms and conditions applicable to the activity or offer.

Miscellaneous Terms

1.	gWallet agrees to provide front-line support for users, online reporting, and daily optimization of the platform.
2.	Subject to the approval of both parties, Publisher agrees to participate in a joint press release concerning its business relationship with gWallet.

By its signature below, Publisher represents that it has read, understands, and agrees to gWallet's Publisher Terms and Conditions attached hereto (the Terms and Conditions"), and agrees that such Terms and Conditions are incorporated herein. This Publisher agreement and the Terms and Conditions constitute the "Agreement." Publisher and gWallet agree to be bound by the terms of this Agreement

gWallet:

Signature:______________________________________

Printed Name:___________________________________

Title:_________________________________________

Date:__________________________________________

Publisher

Signature:______________________________________

Printed Name:___________________________________

Title:__________________________________________

Date:__________________________________________

Terms & Conditions

WHEREAS, gWallet, Inc. ("gWallet") has developed proprietary technology providing a virtual currency platform for social media and Publisher (as identified in the accompanying agreement) wishes to include gWallet's functionality in its Designated Application (defined below). NOW, THEREFORE, in exchange of the mutual promises and other good and valuable consideration, the parties agree as follows:

1.             Agreement. These terms and conditions, along with the Publisher Agreement mutually agreed by each of gWallet and Publisher shall constitute a legally binding agreement between the parties.

2.             Definitions.

"Advertisements" means the advertisements content (also known as "offers") provided by gWallet in connection with the gWallet Services.

"Designated Applications" means the software applications as used on the social media websites set forth in the applicable publisher agreement.

"gWallet Code" means the software provided by gWallet to Publisher which will enable the Designated Application to access the gWallet Platform as part of the gWallet Services.

"gWallet Platform" means the technology utilized by gWallet to enable the storage, disbursement, exchange and accounting of virtual currency.

"gWallet Services" means gWallet's delivery of Advertisements though the use of gWallet technology designed to target such advertisements to users on the gWallet Network as further described in Section 2.

"Publisher Agreement" means the order form for gWallet Services submitted by Publisher and accepted by gWallet which is on gWallet's then current form of such Publisher Agreement.

"PH" means personally identifiable information that can be used to identify or locate a natural person, including without limitation name, address, telephone number, e-mail address, and social security number.

"Term" shall have the meaning ascribed thereto in Section 6.1.

3.             gWallet Obligations.

3.1 gWallet Service. Subject to the terms and conditions of this Agreement, during the Term gWallet will use commercially reasonable efforts to provide the gWallet Services pursuant to the applicable Publisher Agreement, including the insertion of Advertisements in the Designated Application in connection with the gWallet Services.

3.2 gWallet Code. gWallet will provide Publisher the gWallet Code and instructions for Publisher to implement the gWallet Code on Designated Application. gWallet reserves the right to deny or revoke participation of any application in the gWallet Service at any time in its sole discretion, effective upon notice by gWallet to Publisher.

(a) Subject to the terms and conditions of this Agreement, gWallet hereby grants to Publisher a limited, personal, non-exclusive, nontransferable, non-sublicensable license to use the gWallet Code solely on Designated Applications approved by gWallet for the sole purpose of participating in the gWallet Service. gWallet expressly reserves all rights not expressly granted herein.

(b) Without limiting the foregoing, Publisher shall not: (i) use the gWallet Code to develop a product that will be owned by a third party or that would compete with gWallet's products or services; (ii) sublicense, rent, lend, lease, permit third party access to, or use of, the gWallet Code except as part of a Designated Application; (iii) decompile, disassemble, reverse engineer, copy, distribute, reproduce, sell, use or allow access to the gWallet Code, except as expressly permitted under this Agreement; (iv) modify, adapt, translate, or prepare derivative works from the gWallet Code; or (v) remove, obscure, or alter gWallet's copyright notice, trademarks, or other proprietary rights notices affixed to or contained within the gWallet Code.

3.3 Privacy Policy. gWallet will maintain a privacy policy that discloses its practices in connection with this Agreement, including use of cookies, Advertisements and data or other information obtained from  users. Notwithstanding  any  provision to the contrary, gWallet shall have no obligation to collect, process, compile, merge or otherwise provide any Pll to Publisher.

3.4 Reporting. gWallet will track the number of Advertisements served through the gWallet Service in connection with the Publisher Application and will make reports available to Publisher through gWallet's online tools. gWallet shall make a good faith effort to provide accurate reports of Net Revenues (as defined in the Publisher Agreement) from such Advertisements as calculated in accordance with industry standards, and Publisher acknowledges and agrees that the reports are based in some cases on third party provided information. In the event that Publisher disputes any report, Publisher shall report any such dispute within ten (10) business days of such report being made available to Publisher, and all disputes not reported in such manner shall be deemed waived. Upon receipt of such notice, the parties shall meet (in person or by teleconference) in good faith to resolve such dispute within ten (10) business days of such notice being provided to gWallet.

4.             Publisher's Obligations.

4.1 gWallet Code Implementation. Publisher must implement the gWallet Code on Designated Application(s) pursuant to gWallet's instructions provided under Section 3.2. Each Designated Application must be approved in writing by gWallet prior to Publisher's placing the gWallet Code in such Designated Application. Upon receipt of notice by gWallet, Publisher shall promptly cease use and distribution of such gWallet Code (or portion thereof) on the applications identified in such notice.

4.2 Third Party Information. Publisher grants gWallet the right to collect information from Designated Application concerning the users of such applications, including without limitation metadata, usage data, streaming data, and other information and gWallet shall have the right to use such information for the purpose of providing the gWallet Services hereunder.

4.3 No Merger. Publisher covenants that it shall not use, collect, process or store any non-PII made accessible or provided by gWallet as part of the gWallet Service for the purpose of correlating, merging or combining such non-PII with any Pll.

4.4 Advertisements.

(a) Publisher agrees to comply with and permit the timely delivery of all Advertisements through the gWallet Service in accordance with the specifications and advertising criteria provided by gWallet, including without limitation technical specifications, privacy policies, user experience policies, policies regarding gWallet's public image, community standards regarding obscenity or indecency (taking into consideration the portions of the Designated Application on which the Advertisements will appear), and other editorial or advertising policies ("Policies"). Publisher will be solely responsible for any and all costs incurred for the production and delivery of the Advertisements in accordance with such specifications and for any programming related to the same.

(b) Publisher will only use gWallet Service in compliance with all applicable local, state, national, and international laws, rules, and regulations.

5.             Payment.

5.1 Fees. gWallet shall pay Publisher the fees described in the Publisher Agreement.

5.2 Payment Terms. gWallet shall remit the Fees once monthly to Publisher, within thirty (30) days following the end of the calendar month in which such Fees were earned. All such payments will be made in U.S. dollars.

6.             Term.

6.1 Term. This Agreement shall commence on the Effective Date and remain in effect for a period of ninety (90) days ("Term").

6.2 Termination for Cause. Either party may terminate this Agreement upon notice if the other party (a) breaches any of its material obligations under this Agreement and fails to remedy such breach within ten (10) days from receipt of written notice thereof, or (b) becomes insolvent, files a petition in bankruptcy that is not dismissed within ninety (90) days of commencement, or makes an assignment for the benefit of its creditors.

6.3 Upon any termination or expiration of this Agreement, each party shall return the confidential information of the other party, all payment obligations shall survive, and Sections 6.3, 7. 8, 9, 10 and 11 shall,for a period of 18 months, survive such termination or expiration of the Agreement.

7.             Representations and Warranties.

7.1 Each party warrants and represents to the other that: (a) it has the full power and authority to enter into this Agreement; (b) the execution of this Agreement and performance of its obligations under this Agreement do not and will not violate any other agreement to which it is a party; (c) this Agreement constitutes a legal, valid and binding obligations when executed and delivered; and (d) any and all activities it undertakes in connection with this Agreement, will be performed in compliance with applicable laws, rules and regulations.

7.2 gWallet takes no responsibility for any content residing on the gWallet Service or with which the Designated Applications may be associated through the gWallet Service, and gWallet has no obligation to monitor such third-party content or the Advertisements. Publisher is solely responsible, and assumes all liability and risk, for determining whether or not such content is appropriate or acceptable to Publisher. gWallet reserves the right at all times, at its discretion and without notice, to remove or refuse to distribute any content or Advertisements through the gWallet Service.

7.3 EXCEPT AS EXPRESSLY SET FORTH IN SECTION 7 OF THIS AGREEMENT, GWALLET MAKES NO OTHER WARRANTIES WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT, WHETHER ORAL OR WRITTEN, EXPRESS, IMPLIED OR ARISING BY STATUTE, CUSTOM, COURSE OF DEALING OR TRADE USAGE, AND EXPRESSLY DISCLAIMS THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE. TITLE, AND NON-INFRINGEMENT. WITHOUT LIMITING THE FOREGOING, (I) GWALLET DOES NOT WARRANT THE GWALLET SERVICE WILL BE UNINTERRUPTED OR ERROR-FREE, THAT DEFECTS WILL BE CORRECTED,; (II) GWALLET MAKES NO WARRANTY REGARDING THE NUMBER, QUALITY, OR CONTENT OF ANY ADVERTISEMENTS OR THE TIMING OF DELIVERY OF SUCH ADVERTISEMENTS; (III) GWALLET DOES NOT WARRANT THE RESULTS OF USE OF THE GWALLET SERVICE AND PUBLISHER ASSUMES ALL RISK AND RESPONSIBILITY WITH RESPECT THERETO.

8.             Indemnification.

  Both Publisher and gWallet agree to indemnify, defend, and hold each other, their subsidiaries and affiliates, and their respective partners, agents, officers, directors and employees, harmless from and against all third party claims, costs, damages, losses, liabilities, fines, penalties, and expenses (including without limitation reasonable attorneys' fees) arising as a result of or in connection with (i) any negligent act or omission or willful misconduct of gWallet or Publisher will promptly notify each other in writing of any third party claim that is a basis of a claim for indemnification or related proceeding, provided that failure to give such notice will not relieve that party of any liability hereunder except to the extent that Publisher or gWallet has suffered actual material prejudice by such failure. gWallet and Publisher will provide the other party reasonable assistance in connection with the foregoing third party claims. Publisher and gWallet will reimburse the other party for its out-of-pocket expenses in providing such assistance. Publisher or gWallet may not settle or compromise such third party claims, except with the prior written consent of the other party. gWallet or Publisher may participate in the defense of the third party claims for which it is indemnified hereunder with counsel of its own choosing, (1) at Publisher's or gWallet's cost and expense in the event Publisher or gWallet breaches its duty to defend any such third party claim and (2) at its option, and at gWallet's or Publisher's own cost and expense.

9.   LIMITATION OF LIABILITY. EXCEPT WITH RESPECT TO LIABILITIES ARISING OUT OF SECTION 8 OR A PARTY'S BREACH OF CONFIDENTIALITY OR NONDISCLOSURE REQUIREMENTS HEREUNDER OR A BREACH OF APPLICABLE LAW OR PRIVACY POLICIES, (1) NEITHER PARTY HERETO SHALL BE LIABLE TO THE OTHER FOR ANY PUNITIVE, INCIDENTAL, INDIRECT, SPECIAL, RELIANCEOR CONSEQUENTIAL DAMAGES, INCLUDING LOST BUSINESS. REVENUE. OR ANTICIPATED PROFITS, WHETHER BASED ON BREACH OF CONTRACT, TORT, OR OTHERWISE. AND WHETHER OR NOT THE PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES (2) NEITHER PARTY'S LIABILITY EXCEED THE FEES PAID AND PAYABLE BY PUBLISHER TO GWALLET UNDER THIS AGREEMENT DURING THE TWELVE (12) MONTHS IMMEDIATELY PRECEDING THE OAY THE ACT OR OMISSION OCCURRED THAT GAVE RISE TO A PARTY'S CLAIM.

10.   Confidentiality.

10.1 "Confidential Information" means any and all information that is disclosed by either party to the other party, either directly or indirectly, in writing, orally or by inspection of tangible objects (including without limitation documents, prototypes, samples, materials, and equipment), which if disclosed in writing or tangible form is marked as "Confidential," or with some similar designation, or if disclosed orally or by inspection or observation, is identified as being proprietary and/or confidential at the time of disclosure, or by the nature of the circumstances surrounding the disclosure should reasonably be treated as proprietary and/or confidential, including without limitation the description and pricing of the Advertisements. Notwithstanding, Confidential Information will not include any information which (i) was publicly known and made generally available in the public domain prior to the time of disclosure by the disclosing party; (ii) becomes publicly known and made generally available after disclosure by the disclosing party to the receiving party through no action or inaction of the receiving party; (iii) is already in the possession of the receiving party at the time of disclosure by the disclosing party as shown by the receiving party's files and records immediately prior to the time of disclosure; (iv)is obtained by the receiving party from a third party without a breach of such third party's obligations of confidentiality; or (v) is independently developed by the receiving party without use of or reference to the disclosing party's Confidential Information, as shown by documents and other competent evidence in the receiving party's possession.

10.2 Nonuse and Nondisclosure. Each party agrees to use Confidential Information of the other only for the purpose of performing this Agreement. Each party agrees not to disclose any Confidential Information of the other party to third parties or to such party's employees, representatives, or advisors, except to those employees, representatives, and advisors of the receiving party who need to know the information in order to perform such party's obligations hereunder. Notwithstanding the foregoing, a party may disclose Confidential Information to the extent required by law or judicial order, provided that prior written notice of such required disclosure is furnished to the disclosing party as soon as practicable in order to afford the disclosing party an opportunity to seek a protective order or confidential treatment.

10.3          Maintenance of Confidentiality. Each party agrees that it will take reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of the Confidential Information of the other party. Without limiting the foregoing, each party shall use at least that degree of care that it takes to protect its own confidential information of a similar nature, but in no event less than reasonable care, and shall ensure that its employees, representatives, and advisors who have access to Confidential Information of the other party have signed a nonuse and nondisclosure agreement protecting Confidential Information that is substantially similar in content to the provisions of this section, prior to any disclosure of Confidential Information to such employees.

11.           Miscellaneous.

11.1 Exclusivity. Nothing in this Agreement shall limit gWallet's ability to sell advertising or provide the gWallet Service. Publisher agrees to the exclusivity provisions included in the Publisher Agreement.

11.2 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither party shall assign any of its rights, obligations, or privileges hereunder without the prior written consent of the other party. Notwithstanding the foregoing, either party may, with notice immediately after, assign this Agreement to a successor in interest of all or substantially all of its assets, whether by sale, merger, reorganization, sale of all or substantially all of its relevant assets or otherwise, with one exception: the successor shall not be entitled to the "most favored nation" status outlined in the Publisher Agreement. Any attempted assignment in violation of this section shall be void.

11.3 General. This Agreement (the Publisher Agreement and these Terms and Conditions) is the entire agreement between the parties regarding its subject matter. It supersedes all prior proposals, agreements, or other communications between the parties, oral or written, regarding such subject matter. This Agreement shall not be modified unless done so in a subsequently dated writing signed by duly authorized representatives of both parties. Any conflicting terms set forth on a Publisher Agreement shall not be deemed to modify this Agreement unless expressly agreed in a writing signed by authorized representatives of both parties. Neither party shall be liable hereunder by reason of any default, failure or delay in the performance of its obligations hereunder (except for the payment obligations) due to causes beyond the reasonable control of such party, including without limitation fires, flood, severe weather, earthquakes or other acts of God; strikes, lockouts or other labor disputes; civil disturbances, insurrection, riots, war, or governmental action. The section headings contained herein are for convenience of reference only and shall not be considered as substantive parts of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable under applicable law, then such provisions shall be amended to the extent necessary to achieve the objectives of such provision within the limits of the applicable law, and the rest of this Agreement shall remain in full force and effect. The waiver by a party of any breach, violation, or default of a provision of this Agreement will not operate as a waiver of any subsequent breach, violation, or default of that or any other provision. The failure of either party to require performance by the other party of any provisions of this Agreement shall not affect the full right to require such performance at any time thereafter.

11.4 Governing Law and Forum. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California, without reference to conflict of laws principles. All disputes arising out of this Agreement shall be subject to the exclusive jurisdiction of the state and federal California courts in the Northern District of California and the parties agree and submit to the personal and exclusive jurisdiction and venue of these courts.

11.5 Independent Contractors. The parties hereto are independent contractors, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship. Neither party is authorized to make any representations, contracts or commitments on behalf of the other.

11.6 Notices. Any notice required or permitted to be given by either party under this Agreement shall be in writing and shall be personally delivered or sent by commercial courier service (e.g., DHL), or by first class mail (certified or registered if available), or by telecopy confirmed by first class mail (registered or certified if available), to the other party at its address first set forth above, or such new address as may from time to time be supplied hereunder by the parties hereto. If mailed, notices will be deemed effective five (5) working days after deposit, prepaid, in the mail.